UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 27, 2009

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4820 Overland Avenue, San Diego, California 92123

(Address of principal executive offices, including zip code)

(858) 571-5555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2009, W. Michael Gawarecki was terminated as our Vice President of Operations and as an employee of our company. Eric L. Kelly, our Chief Executive Officer, has assumed responsibility for Mr. Gawarecki’s duties as Vice President of Operations on an interim basis.

On March 27, 2009, we entered into a Separation Agreement with Mr. Gawarecki pursuant to which we agreed to give him, in exchange for a general release of claims against us:

(a)	a severance amount equal to six months base salary at his most recent rate of pay ($243,000 annually), less all applicable taxes, payable biweekly pursuant to our normal pay schedule;

(b)	reimbursement of COBRA premiums for health and dental insurance for 12 months, or until the date he secures full-time employment, whichever occurs first;

(c)	continued vesting of his stock options for six months and accelerated vesting of any unvested stock options at the end of this six month period; and

(d)	an extended period of time in which to exercise his vested stock options equal to 12 months from his date of termination.

The summary of benefits set forth above is qualified in its entirety by reference to the Separation Agreement filed as Exhibit 99.1 to this report and incorporated herein by reference.

On March 27, 2009, Mr. Gawarecki’s amended and restated retention agreement dated September 27, 2007 and indemnification agreement dated October 16, 2001 were terminated since Mr. Gawarecki’s service as an executive officer of the company terminated on that date. Notwithstanding, in accordance with section 14 (“Binding Effect”) of this indemnification agreement, the indemnification provided under the indemnification agreement shall continue indefinitely for any action taken or not taken while Mr. Gawarecki served as an executive officer of our company.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Separation Agreement between the Company and Mr. Gawarecki dated March 27, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: April 2, 2009	By:	/s/ Kurt L. Kalbfleisch
Kurt L. Kalbfleisch
CFO and VP of Finance